Press Release	FOR FURTHER INFORMATION: Sean T. Smith Senior Vice President Chief Financial Officer (203)775-9000 ssmith@photronics.com

FOR IMMEDIATE RELEASE
May 18, 2010
PHOTRONICS REPORTS SECOND QUARTER FINANCIAL RESULTS

Second Quarter Highlights

  Sales of $105.1 million exceed guidance of $98 - $103 million
  Non-GAAP earnings per share of $0.09 exceed guidance of $0.01 - $0.05 per share
  High-end IC photomask sales increase 32% sequentially
  Net debt decreased by $18 million sequentially
  Shanghai, China facility sold for net proceeds of $12.9 million
     BROOKFIELD, Connecticut May 18, 2010 -- Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported fiscal 2010 second quarter results for the period ended May 2, 2010.

     Sales for the second quarter were $105.1 million, an increase of 26% compared to $83.2 million for the second quarter of fiscal year 2009. Sales of semiconductor photomasks were $84.0 million, or 80.0% of revenues, during the second quarter of fiscal 2010, and sales of flat panel display (FPD) photomasks were $21.1 million, or 20.0% of revenues. GAAP net income attributable to Photronics, Inc. for the second quarter of fiscal year 2010 was $7.9 million, or $0.14 earnings per diluted share, compared to net loss attributable to Photronics, Inc. of $10.1 million, or $0.24 loss per share, for the second quarter of fiscal 2009.

     Non-GAAP net income attributable to Photronics, Inc. for the second quarter of 2010 was $4.7 million, or $0.09 per diluted share, as compared to non-GAAP net loss attributable to Photronics, Inc. of $8.7 million, or $0.21 loss per share, for the second quarter of 2009. The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of non-GAAP financial measures in this press release, and the attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.’s financial results under GAAP.

Sales for the first six months of 2010 were $203.3 million, an increase of 19% compared to $171.3 million for the first half of fiscal 2009. Sales of semiconductor photomasks were $158.5 million, or 78% of revenues for the first six months of 2010, and sales of FPD photomasks were $44.8 million, or 22% of revenues. GAAP net income attributable to Photronics, Inc. for the first six months of fiscal 2010 was $8.1 million, or $0.15 earnings per diluted share, compared to the prior year's first six months net loss of $20.3 million, or $0.49 loss per share. Non-GAAP net income attributable to Photronics, Inc. for the first six months of fiscal 2010 was $5.3 million, or $0.10 earnings per diluted share, as compared to non-GAAP net loss attributable to Photronics, Inc. for the first six months of fiscal 2009 of $17.6 million, or $0.42 loss per share.

     In the second quarter of fiscal 2010, Photronics completed the sale of its former integrated circuit manufacturing facility in Shanghai, China for net proceeds of $12.9 million, and realized a net consolidation and restructuring gain of $5.0 million during the quarter. The Company had previously announced the closure of the facility in July 2009.

     Constantine (“Deno”) Macricostas, Photronics’ chairman and chief executive officer, commented, “We exceeded our guidance range for both sales and non-GAAP net income for the second quarter of fiscal 2010. Second quarter sales improved 7% from the sequential first quarter of fiscal 2010 as a result of increased demand for integrated circuit photomasks for both high-end and mainstream products. Our high-end IC growth of 161% in the second quarter of fiscal 2010 compared to the second quarter last year, and 32% sequentially, further validates our strategy to focus on this segment of the market. Improved volume leverage coupled with our disciplined cost management resulted in a significant sequential increase in non-GAAP net income from $0.6 million to $4.7 million. We are also pleased that as a result of our continued focus on cash management, the proceeds from the sale of the Shanghai, China facility and improved operations, our net debt decreased by $18 million during the second quarter.”

Non-GAAP Financial Measures

     Non-GAAP net income (loss) attributable to Photronics, Inc. and non-GAAP earnings (loss) per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Photronics, Inc. believes that non-GAAP net income (loss) attributable to Photronics, Inc. and non-GAAP earnings (loss) per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.’s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.’s projected earnings and performance with its historical results from prior periods. These non-GAAP metrics, in particular non-GAAP net income (loss) attributable to Photronics, Inc. and non-GAAP earnings (loss) per share, are not intended to represent funds available for Photronics, Inc.’s discretionary use and are not intended to represent or be used as a substitute for operating income (loss), net income (loss) or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of consolidated statements of operations and must be considered in performing a comprehensive assessment of overall financial performance. Non-GAAP financial information is adjusted for the following items:

  Consolidation and restructuring charges (credit) and impairment of long-lived assets are excluded because they are not a part of ongoing operations.
  Deferred financing fees write-off is excluded because it is not a part of ongoing operations and was not anticipated when establishing forecast guidance for Q2-10.
  Impact of financing expenses related to warrants are excluded because they do not affect cash earnings.
     The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

     A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, May 19, 2010. The live dial-in number is 913-312-1450. The call can also be accessed by logging onto Photronics’ web site at www.photronics.com.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.

11-2010

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